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                                                                     Exhibit 8.1


                 [LETTERHEAD OF KING & SPALDING APPEARS HERE]


                              January 22, 1999


Sprint Corporation
2330 Shawnee Mission Parkway
Westwood, Kansas 66205

     Re:   Certain Federal Income Tax Consequences of the Offerings of Series 1
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           PCS Stock
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Ladies and Gentlemen:

        We have acted as tax counsel to Sprint Corporation ("Sprint") in connection with certain transactions contemplated in the Restructuring and Merger Agreement dated May 26, 1998, by and among Sprint, Tele-Communications, Inc., Comcast Corporation, Cox Communications, Inc., Sprint Enterprises, L.P., TCI Spectrum Holdings, Inc., Comcast Telephony Services, Cox Telephony Partnership, TCI Philadelphia Holdings, Inc., Comcast Telephony Services, Inc., Com Telephony Services, Inc., Cox Telephony Partners, Inc., Cox Communications Wireless, Inc., SWV One, Inc., SWV Two, Inc., SWV Three Inc., SWV Four, Inc., SWV Five, Inc., and SWV Six, Inc. (the "Restructuring Agreement"). In connection with the filing of a registration statement on Form S-3 (the "Registration Statement") containing a form of propectus (the "Prospectus") covering the PCS Common Stock--Series 1 ("Series 1 PCS Stock") to be sold in the Offerings (as defined in the Prospectus) pursuant to the Restructuring Agreement, you have requested our opinion regarding (i) certain of the federal income tax consequences to Sprint and its shareholders of the Offerings, and (ii) the accuracy of the discussion included in the Prospectus under the caption "Certain Federal Income Tax Consequences."

        All terms used herein without definition shall have the respective meanings specified in the Prospectus, or if not defined therein the respective meanings specified in the Amended and Restated Articles of Incorporation of Sprint (the "Articles of Incorporation"), or if not defined therein the respective meanings specified in the Restructuring Agreement.


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Sprint Corporation
January 22, 1999
Page 2


                            INFORMATION RELIED UPON
                            -----------------------

        In rendering the opinions expressed herein, we have examined such documents as we have deemed appropriate. Specifically, we have examined, among other documents, (i) the Restructuring Agreement and the exhibits attached thereto, (ii) the Policy Statement Regarding Tracking Stock Matters of the Sprint Board of Directors, (iii) the Articles of Incorporation, (iv) the Tax Sharing Agreement, (v) the Registration Statement on Form S-3 as filed on or about January 22, 1999, and (vi) all pertinent attachments and exhibits to all of the foregoing (collectively, the "Transaction Documents").

        In our examination of the Transaction Documents and in our reliance upon them in issuing this opinion, we have assumed, with your consent, that all Transaction Documents submitted to us as photocopies or by telecopy faithfully reproduce the originals thereof; that the originals are authentic; that such Transaction Documents submitted to us have been or will be duly executed and validly signed (or filed, where applicable) to the extent required in substantially the same form as they have been provided to us; that each executed Transaction Document will constitute the legal, valid, binding, and enforceable agreement of the signatory parties; that all representations and statements set forth in the Transaction Documents are and will remain true, accurate, and complete in all material respects; and that all obligations imposed on, or covenants agreed to by, the parties pursuant to any of the Transaction Documents have been or will be performed or satisfied in accordance with their terms in all material respects.

        We also have obtained such additional information, upon which we also have relied in rendering this opinion, as we have deemed relevant and necessary through consultations with various representatives of Sprint. Furthermore, we have obtained a written certificate from an executive officer of Sprint to verify certain relevant facts that have been represented to us or that we have been authorized to assume and upon which we have relied in rendering this opinion. Moreover, you have permitted us to rely on the opinion of Stinson, Mag & Fizzell, dated May 26, 1998 regarding certain corporate law matters and the reaffirmation thereof dated January 22, 1999. In addition, you have permitted us to assume that issued and outstanding instruments designated as the stock of Sprint will be treated under Kansas law as validly issued and outstanding shares of Sprint stock.
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Sprint Corporation
January 22, 1999
Page 3

                                    OPINION
                                    -------

        Based on the foregoing, it is opinion that:

        (1) any outstanding stock which is designated as common stock of Sprint in the Articles of Incorporation, including Series 1 PCS Stock, will constitute voting stock of Sprint for federal income tax purposes; and

        (2) the discussion contained in the Prospectus under the caption "Certain Federal Income Tax Consequences" constitutes an accurate summary of the material United States federal income tax consequences, under current law, of the Offerings.

        The opinions expressed herein are based upon existing statutory, regulatory, administrative, and judicial authority in effect as of the date of this letter, any of which may be changed at any time with retroactive effect. Further, our opinions are based solely on the documents that we have examined, the additional information that we have obtained, and the representations referred to herein that we have assumed with your consent to be true, accurate, and complete on the date hereof. Our opinions cannot be relied upon if any of the material facts contained in such documents or any such additional information is, or later becomes, materially inaccurate or if any of the representations referred to herein is, or later becomes, materially inaccurate.

        Our opinions represent our legal judgment, have no official status of any kind, and are not binding upon the Internal Revenue Service or any court. In this regard we note that no existing authority directly addresses the federal income tax classification of multiple classes of stock of a single corporation, each of which is intended to relate to and to track the economic performance of separate businesses owned and operated (directly or indirectly) by the issuing corporation. Moreover, the current policy of the Internal Revenue Service is to refuse to issue private letter rulings as to the federal income tax classification of stock such as Series 1 PCS Stock.

        Finally, our opinion is limited to the tax matters specifically addressed herein. We have not been asked to address, nor have we addressed, any other tax consequences of the Offerings or other transactions described in the Restructuring Agreement, including, but not limited to, any state, local, or foreign tax consequences.
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Sprint Corporation
January 22, 1999
Page 4


        This letter is furnished by us as counsel to Sprint solely in connection with the Offerings and is for the benefit of Sprint and may not be relied upon for any other purpose without our express written consent. We hereby consent, however, to the filing of this opinion as an exhibit to the Registration Statement and to reference of our name under the caption "Certain Federal Income Tax Consequences" in the Prospectus. In giving such consent, we do not thereby admit that we are included within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or rules and regulations promulgated thereunder.



                                                        Very truly yours,




                                                        KING & SPALDING